Securities and Exchange Commission

                                 Washington D.C.

                                    Form 8-K

                                  Current Report

                        Pursuant to Section 13 or 15(d) of
                     The Securities and Exchange Act of 1934

Date of Report (date of earliest event reported) November 14, 2000


                               Ovvio Better Life, Inc.
               (Exact name of registrant as specified in its charter

                                    Washington
                    (state of other jurisdiction of incorporation)

  0-22934                                          91-1268870
Commission file number                    IRS employer identification number


83-888 Avenue 51
Coachella, CA 92236
(address of principal executive offices)

760-398-9700
(Registrants phone number including area code)



Item 1.  Plan of Reorganization;

On November 14, 2000 the company called a special meeting of the board to accomplish the following:

1. To change its name to Animal Cloning Sciences, Inc.

2. To purchase the assets of U. S. Medical Access, Inc.

3. To adopt a stock option plan covering 3,000,000 shares of common stock with an exercise price of $.40 which is 25% above the average bid price per share for the last 30 days. These options will be used as management compensation and/or incentives.


General

The company changed its name from Ovvio Better Life, Inc to Animal
Cloning Sciences, Inc. This reflects the direction the company is headed with the purchase of all of the assets of U. S. Medical Access, Inc. for $425,000. The assets include a medical data base, search protocols, software systems, information control systems, a medical library, medical research results, and analysis to identify leading physcians, researchers and medical and research facilities in the United States. Dempsey Mork, an Ovvio director, abstained from voting on the U.S. Medical Access asset purchase because of his ownership interest in U.S. Medical Access. The terms call for the payment of $300,000 and an additional $125,000 after U.S. Medical recruits an eight member scientific board of advisors.

Animal Cloning Sciences, Inc. will establish a cell bank in the U.S.
to perserve a pet's DNA sells for future cloning. The company will open a second cell bank in Europe within the next three months. Animal Cloning Sciences, Inc. will be conducting research on cloning dogs and cats. The cloning of dogs and cats is expected to happen in the near future based on the success of cloning sheep, cows, pigs, rabbits, goats, mmonkeys, mice, and others.

The United States and Western Europe have 270 million dogs and cats living in 210 million households. Most people consider their pet a family member. Animal Cloning Sciences, Inc. will provide these pet owners a service where their pets DNA cells can be preserved for future cloning.

Animal Cloning Sciences, Inc. will store the cells of companion animals for future cloning. The company will charge $500.00 for cell processing plus $100.00 per year storage fee. ACS will send customer' a blood cell collection kit which thier veterinarian uses to take a blood sample. After the sample is returned, it is processed and will be placed in our cryogenic DNA bank for future cloning. Preserving DNA cells is viable for older pets and as a precaution against the disappearance or unexpected death of a pet.


The company has adopted a stock option plan covering 3,000,000 shares of common stock carrying an exercise price of $.40, which is 25% above the average bid price per share for the past thirty days. Shares allociated under the stock option plan are vested over a period of time or based on accomplishing key company objectives.


































                         Signatures



Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized


Dated November 27, 2000                       Annimal Cloning Sciences, Inc.

                                              By: /s/ Dempsey K. Mork
                                              Chief Financial Officer